EXHIBIT 16.1

February 29, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Left Behind Games Inc.'s Form 8-K/A dated February 29, 2008, and have the following comments:

1. We agree with the statements made in the first sentence of the first paragraph and the second and third paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph or the fourth paragraph.

Yours truly,

/s/ KMJ Corbin & Company LLP

KMJ Corbin & Company LLP